Exhibit 10.13

December 23,  2014

Craig Williams

Re:    Offer Letter – Chief Operating Officer and Chief Winegrower

Dear Craig,

I am delighted to offer you a Chief Operating Officer and Chief Winegrower position with Crimson Wine Group (the “Company” or “Crimson Wine Group”).  This letter sets forth the terms of the offer, which, if you accept, will govern your employment.  You will report to me, Patrick DeLong,  President and Chief Executive Officer.  Your employment is scheduled to start on January 1, 2015.

This offer of employment is contingent on the successful completion of a background check, medical evaluation and drug test by the Company’s medical provider.  This background check, medical evaluation and drug test will be the financial responsibility of the Company.

Your compensation will be $225,000 annually, payable bi-weekly every other Friday.  You will be eligible for a  discretionary annual bonus which is subject to board approval.  The amount of any annual discretionary bonus paid by the Company will be based upon the company performance and your performance, as determined by the Company, against mutually agreed upon goals between you and me.

The position of Chief Operating Officer and Chief Winegrower is classified as exempt - one who works in a professional or managerial category.  Exempt employees are not eligible for overtime compensation under the Federal Fair Labor Standards Act (FLSA) or State law.

You will be eligible for medical, dental and vision benefits effective January 1, 2015.  You will accrue a total of four weeks paid vacation and be eligible for paid time off for Company holidays consistent with the Company’s policies and procedures in effect at the time of your start date.  These benefits may be amended or modified by the Company at any time with or without notice at the Company’s discretion.  A list of current Company Benefits is attached for your reference.

During your first 90-days of your employment with the Company I will consider your employment to be on an introductory or probationary basis for performance review purposes only.  During that 90-day period, you will be expected to become familiar with Company policies and procedures, your job duties and responsibilities.  I encourage you to ask questions during this time as you learn about the Company.  At the completion of this 90-days period, I will give you verbal or written feedback on your performance.  Should your performance during the 90-day period not meet with the expectations set forth by me, your employment may be terminated.  After that 90-day period if you remain an employee of the Company your performance will be reviewed annually at the end of each calendar year you remain employed

Craig Williams

with the Company.  Your successful completion of the 90-day period does not change the “at-will” status of your employment.

Your employment relationship will be terminable “at will,” which means that either you or the Company may terminate your employment at any time and for any reason or for no reason with or without notice.  By signing and returning this letter to the Company you acknowledge and agree that your employment is at-will.  In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California.  Jurisdiction for resolution of any disputes shall be solely in California.

Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only in writing which is signed by both you and, on behalf of the Company, by a duly authorized officer.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to Human Resources by December 29, 2014.  If you have any questions please feel free to give me a call or our Director of Human Resources,  Tracy Leisek at (707) 260-0540.

I am delighted to have you join the Executive team at Crimson Wine Group.

Sincerely,

/s/ Patrick DeLong

Patrick DeLong

President and Chief Executive Officer

Agreed and Accepted:

/s/ Craig Williams                                                     /s/ December 31, 2014

Craig WilliamsDate